CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS OCTOBER TRAFFIC

DALLAS, TEXAS – November 7, 2011 – Southwest Airlines Co. (NYSE: LUV) today reported October 2011 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.  See the accompanying tables for combined results.
           The Company flew 8.7 billion revenue passenger miles (RPMs) in October 2011, compared to 8.4 billion combined RPMs flown in October 2010, an increase of 3.5 percent.  Available seat miles (ASMs) increased 4.0 percent to 10.7 billion from the October 2010 combined level of 10.3 billion.  The load factor for October 2011 was 81.4 percent, compared to the combined load factor of 81.8 percent in October 2010.  For October 2011, passenger revenue per ASM (PRASM) is estimated to have increased approximately six percent as compared to October 2010’s combined PRASM.
For the first ten months of 2011, the Company flew 87.4 billion combined RPMs, compared to 81.3 billion combined RPMs flown for the same period in 2010, an increase of 7.5 percent.  The combined year-to-date ASMs increased 5.7 percent to 107.9 billion in 2011, compared to the combined level of 102.1 billion for the same period in 2010.  The combined year-to-date load factor was 81.0 percent, compared to the combined load factor of 79.6 percent for the same period in 2010.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	OCTOBER
	2011	2010	CHANGE

Revenue passengers carried	9,439,474	9,429,515	0.1%

Enplaned passengers	11,532,252	11,429,475	0.9%

Revenue passenger miles (000)	8,708,832	8,417,715	3.5%

Available seat miles (000)	10,698,069	10,291,276	4.0%

Load factor	81.4%	81.8%	(0.4) pts.

Average length of haul	923	893	3.4%

Trips flown	117,171	115,186	1.7%

	YEAR-TO-DATE
	2011	2010	CHANGE

Revenue passengers carried	92,054,918	89,704,676	2.6%

Enplaned passengers	113,295,796	109,074,726	3.9%

Revenue passenger miles (000)	87,392,814	81,301,516	7.5%

Available seat miles (000)	107,918,708	102,125,440	5.7%

Load factor	81.0%	79.6%	1.4 pts.

Average length of haul	949	906	4.7%

Trips flown	1,173,059	1,141,415	2.8%

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